    As filed with the Securities and Exchange Commission on August 17, 2001.

                                                    Registration No. 333-

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              TRIPATH IMAGING, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                            56-1995728
        (State or other jurisdiction                (I.R.S. Employer
      of incorporation or organization)          Identification Number)

                              780 Plantation Drive
                        Burlington, North Carolina 27215
                                 (336) 222-9707
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Paul R. Sohmer, M.D.
                      President and Chief Executive Officer
                              TriPath Imaging, Inc.
                              780 Plantation Drive
                        Burlington, North Carolina 27215
                                 (336) 222-9707
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:
                             James T. Barrett, Esq.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                               Proposed   Proposed
                                                maximum    maximum
                                               offering   aggregate   Amount of
Title of each class of          Amount to be   price per  offering  registration
securities to be registered     registered(1)   unit(2)   price(2)     fee(2)
--------------------------------------------------------------------------------

Common Stock, $.01 par value... 400,000 shares   $5.20   $2,080,000   $520.00
--------------------------------------------------------------------------------

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon a per share price of $5.20, which reflects the average of the high and low prices for the Registrant's Common Stock, as reported by The Nasdaq National Market on August 13, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                  Subject to Completion, dated August 17, 2001

                                   PROSPECTUS

                              TriPath Imaging, Inc.

                                 400,000 Shares
                                  Common Stock

         This prospectus relates to the resale of 400,000 shares of our common stock, issued to the selling stockholder named in this prospectus in a private placement on July 31, 2001. The selling stockholder is offering all of the shares and we will not receive any of the proceeds from the sale of these shares.

         Our common stock is listed on The Nasdaq National Market under the symbol "TPTH." On August 15, 2001, the last reported sale price of our common stock was $5.24 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE BELOW.

         WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED OR LEGAL.


                 The date of this prospectus is __________, 2001

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
TriPath Imaging, Inc. .......................................................1

Recent Developments..........................................................4

Note Regarding Forward-Looking Statements....................................5

Risk Factors.................................................................6

Use of Proceeds.............................................................21

Selling Stockholder.........................................................21

Plan of Distribution........................................................22

Legal Matters...............................................................23

Experts.....................................................................23

Incorporation of Certain Documents By Reference.............................23

Where You Can Find More Information.........................................24


                                        i


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                              TRIPATH IMAGING, INC.

Note Regarding Trademarks

         AutoCyte(R), AutoCyte Quic(R), AutoPap(R), CytoRich(R), ImageTiter(R), NeoPath(R), PAPMAP(R), and PAPNET(R) are registered trademarks of, and AutoCyte PREP(TM), Slide Wizard(TM), PREPAP(TM) and TriPath Imaging(TM) are trademarks of TriPath Imaging, Inc.

         TriPath Imaging, Inc. develops, manufactures, and markets proprietary products for cancer cell diagnosis, cytology and histopathology. We hold in excess of 100 patents that, cumulatively, form a body of intellectual property that spans the entire breadth of image analysis and display in cytology and histopathology. We manufacture and sell products developed from our proprietary technologies and intellectual property. These include U.S. Food and Drug Administration-approved products designed to automate the screening for cancer of the uterine cervix, including the AutoCyte PREP System which we refer to as PREP and the AutoPap Primary Screening System which we refer to as AutoPap. In addition, we have developed the extended SlideWizard line of products, whose modules include a method for automating measurement of antinuclear antibodies as well as research applications in histopathology, LINK, a telepathology system for the transmission and interpretation of tissue specimens and the AutoCyte Image Management and Archiving System, or AIMS, a software-based image storage and retrieval system for microscopic images.

         TriPath Imaging was created to leverage the complementary nature of the products, technologies, and intellectual property developed by our predecessor companies, all of whom were early pioneers in the application of computerized image processing and analysis to detect the often subtle cellular abnormalities associated with cancer, predominantly of the uterine cervix, and its precursors. We believe that our intellectual property provides a strong foundation for the development and defense of imaging products. We also believe that recent advances in genomics, biology, and informatics are providing new opportunities to leverage our proprietary technology. To date, we have leveraged our technology assets through the development of an integrated solution for cervical cancer screening and other products for the histopathology laboratory.

         We generate PREP revenue from either the sale or rental of PREP systems and from the sale of the related test kits, comprised of proprietary reagents and other disposables. Additionally, we generate revenue from service contracts on the PREP systems. For system sales, customers purchase the PREP instrument and make separate purchases of test kits. For system rentals, customers pay a fixed monthly fee for the equipment and make separate purchases of test kits. We also offer an Integrated Purchase Option, or IPO, program where PREP systems are placed at the customer's site free of charge, and the customer pays for the reagents and disposables for a contractual price and number of tests to be purchased. Under this program, we record revenue for the instrument sale which is actually sold to a third-party financial institution. As part of our strategy to maximize the number of instruments placed with customers, we have entered into an agreement with a financial institution to support the placement of PREP IPO systems. The financial institution is repaid with part of the proceeds of the reagents and disposables sold. Each PREP system placed typically provides a recurring revenue stream as customers process the test kits sold by us.

         We currently generate AutoPap-related revenue from the direct sale of AutoPap systems and from placing AutoPap systems under fee-per-use contracts. In the latter cases, fee-per-use revenue commences in the month a system is initially placed in commercial use at a customer site and consists of per-slide monthly billings, fixed rental billings, or certain fee-per-use contracts that require minimum payments. Domestic customers may also elect to purchase the AutoPap instrument under the IPO program. We have recently converted fee-per-use contracts to direct sale arrangements resulting in an increase in current period revenue and a corresponding decrease in recurring revenue in future periods. Additionally, we generate revenue from service contracts on AutoPap systems.

         We market our products to domestic and foreign clinical laboratories through direct sales activities in the United States and primarily through distributors in international markets. In the fourth quarter of 2000, we began a significant expansion of our marketing and sales activities to accelerate the commercialization of our core business in several ways. Approximately 15 additional laboratory sales representatives were hired to increase contact with the laboratory customer marketplace. Through an alliance with Nelson Professional Sales, or NPS, we engaged the physician market directly for the first time by adding approximately 25 physician-directed representatives, on a contract basis, to augment our direct sales efforts. In June 2001, we contracted with NPS to engage an additional 15 physician-directed representatives to our sales forces. These individuals have been hired and trained, and began selling to our current and prospective customers in July 2001. This has resulted in total sales and marketing professionals of nearly 100 individuals. These forces include individuals engaged directly with the OB-GYN and primary care physician market to sell the PREP product. Additionally, our expanded laboratory sales forces have been organized under geographically established divisional lines to better address potential customers around the country. We have also focused on marketing, and have directed resources toward various marketing-related initiatives designed to increase awareness and market acceptance of our products and services. We anticipate that manufacturing expenses will increase to the extent that market acceptance of our products increases. To further educate and reinforce the benefits of our products, a long-term partnership with a third party physician/peer selling organization was initiated during the first quarter of 2001 and will continue into 2002.

         Successful commercialization of PREP and AutoPap for cervical cancer screening in the United States and some other countries will depend on the availability of reimbursement from third-party payors. Third-party payors may limit the price we can charge for the PREP and AutoPap systems or reduce the demand for our products by regulating the maximum amount of reimbursement they provide, or by not providing any reimbursement at all. We do not believe the national limits for reimbursement of cervical cancer screening using PREP or AutoPap recently established by the U.S. Health Care Financing Administration, the organization which administers Medicare, will adversely impact our current pricing strategy or reduce the demand for our products.

         We also generate revenue from either the sale, or rental, of our extended SlideWizard line of products. Additionally, we generate revenue from service contracts on these products. For system sales, customers purchase the products through distributors in countries where such relationships exist. Where distributor arrangements do not exist, we sell these products directly to the customer.

         In the fourth quarter of 2000, we launched the AutoPap GS, the next generation of AutoPap system, for use outside of the United States. The AutoPap(R) GS System, which screens both conventional Pap smears and AutoCyte PREP thin-layer preparations, incorporates our Slide Wizard user interface and motorized microscopic stage to direct the cytologist to fields of view determined by the AutoPap to most likely contain abnormal cells. We anticipate initiating clinical trials in 2001 to obtain data to support an application for U.S. approval of AutoPap GS by the FDA.

         We believe that our proprietary technology and intellectual property will provide a unique platform for an array of applications in cell pathology. We believe that combining AutoPap and PREP will create a unique and integrated system for the detection of cancerous and pre-cancerous Pap smears that is otherwise currently not available from any other single vendor. In October of 1999, we submitted to the FDA a Pre-Market Approval, or PMA, supplement to our AutoPap PMA application to obtain approval for the use of the AutoPap Primary Screening System to screen AutoCyte PREP thin-layer slide preparations. We have been in discussions with the FDA regarding product labeling and the text of the product package insert for this product combination.

         In connection with our FDA submissions, we voluntarily brought to the FDA's attention several assertions made by a former TriPath employee questioning the use of the AutoPap to screen thin-layer preparations. We conducted an internal investigation and determined that these assertions appear to be without merit. In connection with this pending application, FDA has completed an on-site inspection, including review of both design and clinical study documentation. The FDA inspectors have presented the company with a notice of inspectional observations, to which we have responded. The inspectional observations include issues regarding design input and verification related to processing of thin-layer slides, documentation of certain actions under the study protocol, and a field service procedure. We cannot determine at this time what conclusions FDA will reach after evaluating our response to the inspectional observations and after reviewing the proposed product insert and other data submitted in support of the pending PMA supplement, or when these FDA proceedings will conclude.

         We were created in September 1999 through the merger of AutoCyte, Inc. and NeoPath, Inc., and through the acquisition of technology and intellectual property of Neuromedical Systems, Inc. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information" on page 24.

         Our principal executive offices are located at 780 Plantation Drive, Burlington, North Carolina 27215, and our phone number is (336) 222-9707.

                               RECENT DEVELOPMENTS

         On July 31, 2001 we entered into a transaction with Becton, Dickinson and Company to develop and commercialize molecular diagnostics and pharmacogenomic tests for cancer as part of the ongoing strategic alliance of Becton, Dickinson and Company and Millennium Pharmaceuticals, Inc. The goal of this program is to develop tests designed to provide individualized diagnostic and prognostic information, assist in treatment selection for patients with cancer, and improve the prediction of patient health care outcomes.

         We established TriPath Oncology, Inc., a wholly-owned subsidiary, to manage our activities for this development and commercialization effort. TriPath Oncology will develop molecular diagnostic and pharmacogenomic tests for malignant melanoma and cancer of the prostate, breast, ovary and cervix. These products will be based upon the genomic discovery research, conducted at Millennium, under its existing research and development agreement with BD. TriPath Oncology and BD will configure validated markers provided by Millennium, under its agreement with BD, into commercial diagnostic and pharmacogenomic products and services. Commercial responsibilities for resulting products will be shared between BD and TriPath Oncology.

         TriPath Oncology will work with BD's molecular oncology diagnostics group and will relocate that group's activities to our North Carolina facilities over the next year. TriPath Oncology will assume responsibility for product development-related activities. We will be responsible for instrument development-related activities. We anticipate establishing an in-house laboratory to facilitate the validation and commercialization of assays developed from these activities. BD will continue its strategic alliance with Millennium and will continue to fund Millennium research activities and oversee product development efforts.

         In connection with these agreements, we issued to BD 2,500,000 shares of our common stock for an aggregate purchase price of $25 million, making BD our second largest stockholder. In a separate agreement, we entered into a research license with Millennium for our evaluation of certain patents in the area of colon cancer. In consideration of this agreement, we issued to Millennium, 400,000 shares of our common stock. We also paid $1 million in connection with other aspects of the transaction.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

         From time to time, we may make forward-looking statements in our SEC filings or other public announcements. These are statements regarding our:

         o projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of our products and services;

         o estimates of the potential markets for our products and services;

         o        sales and marketing plans;

         o        assessments of competitors and potential competitors;

         o estimates of the capacity of manufacturing and other facilities to support our products and services;

         o        expected future revenues, operations and expenditures; and

         o        projected cash needs.

         The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify forward-looking statements. These statements are based upon the current assumptions of our management and are only expectations of future results. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those suggested by forward looking statements.

         You should not place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Forward looking statements should be considered in light of the risk factors described below as well as other information included or referred to in this prospectus.

                                  RISK FACTORS

         Investing in shares of our common stock involves a high degree of financial risk. In deciding whether to invest, you should carefully consider the following risk factors as well as the other information in this prospectus. It is especially important to keep these risk factors in mind when you read forward-looking statements. The risks set out below may not be exhaustive.


                          RISKS RELATED TO OUR BUSINESS

         WE CANNOT MARKET AND SELL OUR INTEGRATED PREP AND AUTOPAP PRODUCT IN THE UNITED STATES IF WE FAIL TO OBTAIN FDA APPROVAL.

         A significant part of our strategy is to market PREP and AutoPap together as an integrated system for the detection of cancerous and pre-cancerous Pap smears. We cannot successfully commercialize this product candidate unless we obtain FDA approval to market AutoPap to screen slides prepared using PREP. In October 1999, we submitted to the FDA a Pre-Market Approval or PMA supplement to our existing AutoPap PMA to obtain regulatory approval for the use of the AutoPap(R) Primary Screening System to screen AutoCyte PREP thin-layer slide preparations. Since the filing of the PMA supplement, we have been in discussions with the FDA regarding product labeling and the text of the product insert for this product combination.

         In connection with our FDA submissions, we have voluntarily brought to the FDA's attention several assertions recently made by a former employee questioning the use of the AutoPap system to screen thin-layer preparations. We conducted an internal investigation and have determined that these assertions appear to be without merit. In connection with our pending PMA, the FDA completed an on-site inspection, and the FDA inspectors presented us with a notice of inspectional observations, to which we have responded. The inspectional observations include issues regarding design input and verification related to processing of thin-layer slides, documentation of certain actions under the study protocol, and a field service procedure. We cannot determine at this time what conclusions FDA will reach after evaluating our response to the inspectional observations and after reviewing the proposed product package insert and other data submitted in support of the pending PMA supplement, or when these FDA proceedings will conclude. Even if the FDA approves the pending PMA supplement, the commercial success of this integrated system will depend on a number of factors, including continuing regulation by the FDA, the availability of reimbursement from third-party payors and the development and commercialization of competitive products.

         OUR PRODUCTS ARE SUBJECT TO REGULATORY REVIEW, APPROVAL AND REGULATION AND WE MAY BE UNABLE TO COMMERCIALIZE ANY OF OUR PRODUCTS CURRENTLY IN DEVELOPMENT.

         The FDA and foreign regulatory agencies extensively regulate the manufacture and sale of medical diagnostic devices for commercial use. Of our principal products, only PREP and AutoPap have received FDA approval and our proposed product using PREP and AutoPap as an integrated system is currently being reviewed by the FDA. We must obtain FDA approval of products before we can market and sell them for their principal intended uses in the United

States. To obtain FDA approval for our products, we must submit a premarket approval application to the FDA. This process can be expensive and time-consuming and can take several years. Several factors may affect our ability to successfully obtain FDA approval for the commercialization of our products, including the following:

         o        failure of the product in preclinical studies;

         o insufficient clinical trial data to support the safety or effectiveness of the product; or

         o unanticipated delays or significant unanticipated costs in our efforts to secure FDA approval.

         If we fail to obtain and maintain FDA approval for any of our future products, if FDA approval is delayed, or if we receive FDA approval for our products but labeling restrictions make the use of the products uneconomical to our customers, our future product sales will be far less than we anticipate and may be insufficient to sustain our operations. We have no assurance that the FDA will ever approve our future products for their principal intended uses. In addition to the premarket approval application process, we may face further difficulties in connection with FDA approval of our products for the following reasons:

         o FDA regulations require submission and approval of a premarket approval application supplement for certain changes to a product if the changes affect the safety and effectiveness of the product;

         o even if we obtain FDA approval of our premarket approval applications, that approval may still not allow us to make some of the specific claims for which we sought FDA approval; and

         o any FDA approval may include significant limitations on the indicated uses for which we may market our products, such as warnings, precautions or contraindications, requests for post-market studies, or additional regulatory requirements.

         For these reasons and others, we may not successfully commercialize any of the products we are currently developing.

         GOVERNMENT REGULATION IMPOSES SIGNIFICANT RESTRICTIONS AND COSTS ON THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS.

         Any products approved by the FDA are still subject to continual government review and regulation, so long as the product is being marketed. During this continual review process, any subsequent discovery of previously unknown or unrecognized problems with the product or a failure of the product to comply with any applicable regulatory requirements can result in, among other things:

         o        fines or other civil penalties;


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


         o the refusal of the FDA to approve further premarket approval applications;

         o        suspension or withdrawal of our FDA approvals;

         o        product recalls;

         o operating restrictions, including total or partial suspension of production, distribution, sales and marketing of our products;

         o        injunctions; or

         o product seizures and criminal prosecution of our company, our officers or our employees.

         The FDA may not approve future products or commercial enhancements to our products on a timely basis, if at all. Our regulatory applications also may be delayed or rejected based on changes in regulatory policies or regulations.

         WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND CANNOT ASSURE THE COMMERCIAL SUCCESS OF OUR PRODUCTS.

         Our growth and success depend primarily on market acceptance by clinical laboratories, third party payors and other health care providers, including physicians, of our products for their primary intended use in cervical cancer screening. The market may never widely accept our products. Market acceptance of our products will depend on our ability to convince the market that:

         o there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening; and

         o our products are better than the conventional Pap smear process because they substantially overcome its shortcomings.

         We may not be able to successfully establish that our products are cost competitive compared to the conventional Pap smear process. In addition, clinical laboratories, third-party payors, and health care providers may not accept our products as a replacement to the conventional Pap smear collection process. Even if PREP, AutoPap and other products do gain market acceptance, their level of sales will still largely depend on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.

         WE DEPEND ON A LIMITED NUMBER OF PRODUCTS AND THESE PRODUCTS MAY NEVER GAIN MARKET ACCEPTANCE.

         We anticipate that sales and rentals of PREP and AutoPap for cervical cancer screening will account for the substantial majority of our revenue. The long-term success of our existing business will depend, in significant part, on our ability to achieve market acceptance of PREP and AutoPap in the United States for cervical cancer screening, following FDA approval of our combined product, if that is ever received. There can be no assurance that we will achieve market acceptance for PREP and AutoPap, and the failure to do so would have a material adverse effect on our business, financial condition and results of operations.

         WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT AND WE MAY NEVER BECOME PROFITABLE.

         We have a history of operating losses and we expect losses to continue for the next several years as we continue to market our products, continue product development initiatives and perform additional clinical studies. While our products have grown in acceptance as measured by our revenues, we still operate in a very competitive environment. As of June 30, 2001, our accumulated deficit was $192.1 million. These losses resulted principally from the costs of our historical research and development activities and other expenses in excess of revenue. Our operating expenses have been concentrated in the following areas:

         o        research and development activities;

         o        sales and marketing activities;

         o        litigation related expenses;

         o preparation and submission of premarket approval applications to the FDA;

         o the cost and effect of promotional discounts, sales, and marketing programs and strategies.

         We expect marketing and sales expenses associated with our products to increase in the future as a result of recently expanding our marketing and sales efforts to further the commercial rollout of our products, which could contribute to financial losses for us. Our profitability is subject to uncertainty and will depend on a number of factors including:

         o receipt of regulatory approvals for future products in a timely manner;

         o        successful marketing of our products in the United States;

         o        the extent to which our products gain market acceptance;

         o ability to manufacture our product candidates at an acceptable cost and with acceptable quality;

         o        introduction of alternative technologies by our competitors;

         o        the timing and volume of system placements;

         o availability of reimbursement from third-party payors, and the extent of coverage; and

         o ability to establish internal financial controls and other infrastructure necessary to support large-scale commercial operations.

         We expect to continue incurring significant operating losses until product sales and service revenues sufficiently fund our operations. We cannot be certain that we will ever become profitable.

         WE CANNOT BE CERTAIN OF OUR FUTURE CAPITAL NEEDS AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE WHEN WE NEED IT.

         Since beginning operations in November 1996, we have financed our operations through the private placement and public sales of equity securities, debt facilities and limited product sales. We have had negative cash flow from operations since inception, and we expect negative cash flow from operations to continue at least through the third quarter of 2001. At June 30, 2001, we had approximately $45.4 million in cash and cash equivalents. Our management believes that our existing cash and existing debt and lease financing will be sufficient to enable us to meet our future cash obligations through, at least, 2001.

         We may be unable to obtain adequate funds, either through financial markets or from collaborative or other arrangements with corporate partners or other sources, when we need them, or we may be unable to find adequate funding on favorable terms, if at all. If we are unable to fund our future capital requirements, it would significantly limit our ability to continue our operations.

         The extent of our future capital requirements depends on several factors, including:

         o        the progress and scope of clinical trials;

         o        the timing and costs of filing future regulatory submissions;

         o the timing and costs required to receive both United States and foreign governmental approvals;

         o the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         o        the extent to which our products gain market acceptance;

         o        the timing and costs of product introductions;

         o        the extent of our ongoing research and development programs;


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


         o the costs of training laboratory personnel to become proficient with the use of our products; and

         o the costs of developing marketing and distribution capabilities and manufacturing sufficient quantities of our products.

         Many of these factors may be out of our control. There is no guarantee that the assumptions underlying our management's estimates about our needs for future capital will prove to be accurate.

         OUR FUTURE FINANCING ARRANGEMENTS MAY IMPACT THE VALUE OF YOUR INVESTMENT OR MAY IMPACT OUR RIGHTS TO OUR INTELLECTUAL PROPERTY.

         We may choose to raise additional funding to meet our future capital requirements through a variety of financing methods, including:

         o        lease arrangements;

         o        debt or equity financings; or

         o        strategic alliances.

         If we were to raise additional funding through the sale of equity or securities convertible into equity, your proportionate ownership in TriPath Imaging may be diluted. In addition, if we obtain additional funds through arrangements with collaborative partners, we may have to relinquish rights to certain of our technologies or potential products that we would otherwise seek to develop or commercialize ourselves.

         IF OUR STRATEGIC PARTNERSHIPS ARE UNSUCCESSFUL, OUR EARNINGS GROWTH WILL BE LIMITED.

         An important element of our strategy is to enter into strategic partnerships for the research and development of alternative applications for our extensive body of intellectual property. In July 2001, we entered into an agreement with Becton, Dickinson and Company, or BD, to develop and commercialize molecular diagnostics and pharmacogenomic tests for cancer as part of the ongoing strategic alliance of BD and Millennium Pharmaceuticals, Inc. We plan to enter into additional partnerships in the future. We believe that recent advances in genomics, biology, and informatics are providing new opportunities to leverage our proprietary technology. The success of these arrangements is largely dependent on technology and other intellectual property contributed by our partners, as well as their efforts, resources and skills. There can be no assurance that we will succeed in implementing our agreement with BD and Millennium or finalizing any new strategic partnerships to facilitate the exploitation of our intellectual property estate. The failure to do so could have a material adverse effect on our future prospects outside of the cervical cytology market and could impact our financial condition and results of operations.

         WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND WE MAY NOT BE ABLE TO ESTABLISH SUFFICIENT MANUFACTURING CAPABILITY AND CAPACITY, EITHER OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We intend to manufacture PREP and AutoPap, and related products either at our Burlington, North Carolina, or at our Redmond, Washington facilities. Currently, we have limited manufacturing experience and capabilities for high volume test kit manufacturing. We expect that we may have to substantially increase our manufacturing capabilities. We may not be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity. Even if we are able to establish sufficient manufacturing capability and capacity, we still may be unable to manufacture our products:

         o        in a timely manner;

         o at a cost or in quantities necessary to make them commercially viable;

         o        in conformance with quality system requirements; or

         o        in a manner which otherwise insures our products' quality.

         If we cannot successfully increase our manufacturing capability and capacity, or successfully contract with third parties to manufacture our products, our profitability will suffer.

         WE MAY NOT BE ABLE TO MANUFACTURE OUR PRODUCTS IN A TIMELY OR COST EFFECTIVE MANNER BECAUSE WE DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR OUR PRODUCTS' COMPONENTS.

         We currently obtain certain components for our products on a single source basis from certain suppliers. If we were unable to successfully obtain sufficient quantities of components on a cost-competitive and timely basis from these suppliers, we would not be able to manufacture our products in a cost effective or timely manner. If any of the components of our products were no longer available in the marketplace, we could be forced to further develop our technology to incorporate alternate components. We also may try to establish relationships with additional suppliers or vendors for components for our products, so long as we are not prohibited from doing so by any existing contractual obligations. We may not be able to further develop our technology to incorporate new components or establish relationships with additional suppliers or vendors for the necessary components of our products.

         The use of any new components or replacement components from alternative suppliers into our products may require us to submit PMA supplements to the FDA. We would then need FDA approval on any PMA supplements we have filed before we could market our products with new or replacement components. Ultimately, we may not be able to successfully develop, obtain, or incorporate replacement components into our products. Even if we were able to successfully incorporate new components into our products, the FDA may not approve these new components quickly, if at all.

         WE HAVE LIMITED MARKETING AND SALES RESOURCES WHICH COULD HURT OUR ABILITY TO BECOME PROFITABLE.

         Beginning in the fourth quarter of 2000 and continuing through the second quarter of 2001, we added to our marketing and sales forces to more effectively market our products. Even with the increased size of our sales force, we may not be able to successfully promote our products to clinical laboratories, health care providers or third-party payors. In addition, we must educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of our products because of the market's limited awareness. We may not be able to recruit and retain additional skilled marketing, sales, service or support personnel to help in our achievement of these goals when needed.

         Our marketing success in the United States and abroad will depend on whether we can:

         o        obtain required regulatory approvals;

         o successfully demonstrate the cost-effectiveness and clinical-effectiveness of our products;

         o        further develop our direct sales capabilities; and

         o establish arrangements with contract sales organizations, distributors and marketing partners.

         If we cannot successfully expand our marketing and sales capabilities in the United States and in international markets, we may never become profitable.

         WE MAY HAVE DIFFICULTY MANAGING THE EXPANSION OF OUR OPERATIONS, AND FAILURE TO DO SO WILL HARM OUR BUSINESS.

         We are experiencing growth in the number of our employees and the scope of our operations, and we anticipate that further expansion will be required to achieve growth in our customer base and to develop and seize market opportunities. This expansion could place a significant strain on our senior management team and operational and financial resources.

         To manage the expected growth of our operations and personnel, we will need to improve existing, and implement new, operational and financial systems, procedures, and controls. We also will need to expand, train, and manage our growing employee base as well as expand and maintain close coordination among our sales and marketing, finance, administrative, and operations staff. Further, we may be required to enter into additional relationships with various suppliers and other third parties necessary to our business. A successful continued expansion will also require us to further develop expertise in complex joint venture negotiations. We cannot guarantee that our current and planned systems, procedures, and controls will be adequate to support our future operations, that we will be able to hire, train, retain, motivate, and manage the required personnel, or that we will be able to identify, manage, and benefit from existing and potential strategic relationships and market opportunities. If we do not effectively manage the budgeting, forecasting, and other process-control issues presented by such expansion, our business will suffer. If we are unable to undertake new business due to a shortage of staff or resources, our growth will be impeded. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal and external resources rather than by the absence of market demand.

         WE DEPEND ON PATENTS, COPYRIGHTS, LICENSES AND OTHER PROPRIETARY RIGHTS TO GROW OUR BUSINESS AND WE MAY NOT BE ABLE TO ADEQUATELY PROTECT ALL OF OUR PROPRIETARY RIGHTS.

         Our long-term success largely depends on our ability to market products that are technologically competitive. If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. To protect our proprietary technology, rights and know-how, we rely on a combination of patents, trade secrets, copyrights; and confidentiality agreements.

         We currently hold 77 foreign patents, 104 U.S. patents and have four additional U.S. patents pending. These patents will expire from 2012 through 2018. Our reliance on patents poses the following risks:

         o our pending patent applications may not ultimately issue as patents;

         o patents we obtain may not be broad enough to protect our proprietary rights;

         o the claims allowed in any of our existing or future patents may not provide competitive advantages for our products;

         o competitors may challenge or circumvent our patents or pending applications; and

         o in certain foreign countries, protection of our patent and other intellectual property may be unavailable or very limited.

         This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent infringement or misappropriation of our technology. In addition, detection of infringement or misappropriation is difficult. Even if we do detect infringement or misappropriation of our technology, we may be unable to enforce our proprietary rights, which could result in harm to our business. We may engage in litigation to attempt to:

         o        enforce our patents;

         o        protect our trade secrets or know-how;

         o defend ourselves against claims that we infringe the rights of others; or

         o determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could be unsuccessful, result in substantial cost to us, and divert our management's attention, which could harm our business.

         THE RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT AGAINST US IS HIGH BECAUSE WE DEPEND ON PATENTS AND OTHER PROPRIETARY RIGHTS TO GROW OUR BUSINESS.

         The large role that patents play in our industry in general may pose the following risks for us:

         o we cannot be sure that our products or technologies do not infringe patents of competitors that may be granted in the future pursuant to pending patent applications;

         o we cannot be sure that our products do not infringe any existing patents or proprietary rights of third parties; and

         o we cannot be sure that a court would rule that our products do not infringe any existing third-party patents or would invalidate any existing patents in our favor.

           If a court were to uphold any claims of infringement made by existing patent holders against us, we could then be:

         o        prevented from selling our products;

         o        required to obtain licenses from the owners of the patents; or

         o        required to redesign our products.

         In the event that a court was to uphold a claim of patent infringement against us, we may not be able to obtain licenses from the owners of the patents or be able to successfully redesign our products to avoid patent infringement. If we were unable to obtain the necessary licenses or successfully redesign our products, it could seriously harm our ability to become a profitable company.

         OUR STOCK PRICE IS HIGHLY VOLATILE AND THE VALUE OF YOUR INVESTMENT WILL LIKELY FLUCTUATE.

         Our stock price has, from time to time, experienced extreme price and volume fluctuations. Often these fluctuations are unrelated or disproportionate to our actual operating performance. Many factors could cause the market price of our stock to decline, including:

         o failure to successfully implement aspects of our growth strategy, including financial operating performance;

         o failure to meet research, development or regulatory goals related to our products and services;

         o technological innovations by our competitors or introductions of competing technologies;

         o investor perception of the biotechnology and medical device industry; and

         o        general technology or biotechnology trends.

         Occasionally, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, even if the lawsuit was without merit, we could incur substantial costs defending the lawsuit. The lawsuit would also divert the time and attention of our management from our business.

         OUR CONTROLLING STOCKHOLDERS HAVE THE ABILITY TO INFLUENCE SIGNIFICANT DECISIONS REGARDING OUR FUTURE.

         Roche is our single largest stockholder. As of June 30, 2001, Roche beneficially owned approximately 23% of our outstanding common stock. Roche also has the right to purchase 5,000,000 additional shares of our common stock through the exercise of warrants and has certain anti-dilution rights with respect to these warrants in order maintain its existing level of ownership. In addition, Roche has the right to designate a member to our Board of Directors. As of July 2001, BD beneficially owned approximately 7% of our outstanding common stock. As a result, our controlling stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of us that may be favored by other stockholders.

         WE FACE SPECIAL RISKS RELATED TO INTERNATIONAL SALES AND OPERATIONS BECAUSE WE HAVE LIMITED EXPERIENCE IN CONDUCTING OUR BUSINESS IN OTHER COUNTRIES.

         We are currently selling our products to customers in Australia, Asia, South America and Europe. While we are evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, we have very limited foreign sales channels in place. There can be no assurance that we will successfully develop significant international sales capabilities or that, if we establish such capabilities, we will be successful in obtaining reimbursement or any regulatory approvals required in foreign countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, changes in applicable laws, less favorable intellectual property laws, longer payment cycles, difficulties in collecting accounts receivable, fluctuations in currency exchange rates and potential adverse tax consequences. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis, if at all, could have a material adverse effect on our international business operations. Additionally, if significant international sales denominated in foreign currencies occur, our business, financial condition and results of operations could be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that we will be able to successfully commercialize our products or any future products in any foreign market.

                          RISKS RELATED TO OUR INDUSTRY

         WE MAY BE UNABLE TO ATTAIN OR MAINTAIN THE REQUIRED COMPLIANCE WITH REGULATIONS GOVERNING MANUFACTURING OF MEDICAL DIAGNOSTIC DEVICES.

         Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product, to stop placing our products in service or to stop selling our products. Similar results could occur if we violate equivalent foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.

         IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

         Competition in the medical device industry can be intense. The diagnostic market for cervical cancer currently consists of both the conventional Pap smear procedure and new and developing technologies. Some of these newly-developed technologies have already received FDA approval with product labeling that has been marketed as more effective than the conventional Pap smear for the detection of disease in certain patient populations. Within the diagnostic market for cervical cancer, we face direct and potential competition from companies that manufacture thin-layer slide preparation or automated screening systems. Our products could be rendered obsolete or uneconomical because of:

         o        technological advances by current or future competitors;

         o the introduction and market acceptance of competitors' products; or

         o the introduction and market acceptance of new cervical cancer detection methods.

         We may not be able to successfully compete against companies marketing products based on competing technologies. Certain of our existing and potential competitors may have several competitive advantages over us because they:

         o possess greater financial, marketing, sales, distribution and technological resources;

         o have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing; and

         o have received third-party payor reimbursement for their products.

These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our product sales.

         Our products must remain competitive in accuracy and effectiveness, cost, including both charges by us to the laboratory and the laboratory's labor and overhead costs, convenience, perception among influential opinion leaders, cytopathologists and laboratories, and processing speed and reliability. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. Our products must demonstrate accuracy and cost effectiveness that equals or exceeds conventional preparation and review of Pap smears and the technology that may be offered by our competitors. We cannot guarantee that our products will be competitive in any of these areas.

         IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS, THE COMMERCIAL SUCCESS OF OUR PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

         Our ability to successfully sell our products for cervical cancer screening in the United States and other countries depends on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. Virtually all of our revenues will be dependent on customers who rely on third party reimbursement. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payors may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payors may deny or delay acceptance of our products or may provide reimbursement at levels that are inadequate to support adoption of our technologies.

         If these third-party payors do not reimburse for our preparation and screening products, or only provide reimbursement significantly below the amount laboratories charge patients to perform screening with our products, our potential market and revenues will be significantly limited. Use of our products may never become widely reimbursed, and the level of reimbursement we obtain may never be sufficient to permit us to generate substantial revenue.

         A significant part of our strategy is to market PREP and AutoPap together, which will require FDA approval for joint use of these products. Even if the FDA approves our application for joint use of these products, to successfully market AutoPap and PREP together, a Common Procedural Terminology Code, or a CPT code, will need to be established covering the combined use of these products. The CPT Editorial Board meets infrequently to review and establish new CPT codes. While we have interim plans to use our existing CPT codes together with miscellaneous codes for our combined product, any delay in receiving FDA approval could cause a delay in obtaining a single CPT code for the use of AutoPap with PREP, if a CPT code is established at all. This delay could hamper the marketing of the combined product and have a material effect on our business.

         Convincing third-party payors to provide reimbursement is a costly and time consuming process because reimbursement approval is required from each payor individually; and obtaining this approval from the third-party payor typically requires the presentation of scientific and clinical data to support the use of the products. Whether a third-party payor is willing to provide reimbursement for the use of our products at a level that can allow our company to succeed depends on several unpredictable factors, including:

         o        the level of demand for our products by physicians;

         o the payor's determination that our products are an improvement over the conventional Pap smear process; and

         o the payor's determination that our products are safe and effective, medically necessary, appropriate for specific patient populations, and cost effective.

         We may face particular difficulties convincing third-party payors that our products are cost effective because the up-front, direct costs of using the products will initially be greater than the cost of the conventional Pap smear. As a result, we will need to convince third-party payors that the use of our products will result in a net overall cost savings to the health care system.

         WE CAN ONLY SELL OUR PRODUCTS TO A LIMITED NUMBER OF CUSTOMERS.

         A significant portion of our product sales will be concentrated among a relatively small number of large, and medium-sized, clinical laboratories. Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products may decrease. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers. Our market research indicates that over 30% of all U.S. Pap smears are processed by the two largest laboratories. Each of these companies operates multiple laboratory facilities nationwide.

         We will have to make this number of potential customers aware of our products and then convince them to accept and use our products. To gain acceptance of our products within this small customer base, we will have to successfully demonstrate the benefits of our products over the conventional Pap smear process and other alternative methods of sample collection, slide preparation and cervical cancer screening. In addition, to generate demand for our products among these clinical laboratories, we believe that we must:

         o educate doctors and health care providers on, and convince them of, the clinical benefits and cost-effectiveness of our products; and

         o demonstrate to doctors and health care providers that adequate levels of third-party payor reimbursement will be available for our products.

         Ultimately, we may not be able to successfully sell our products to large clinical laboratories. Even if we do successfully sell our products to large clinical laboratories, those sales may not generate enough revenue to make us a profitable company.

         WE ARE AT RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT MAINTAIN ADEQUATE INSURANCE AGAINST SUCH LIABILITIES.

         The commercial screening of Pap smears has generated significant malpractice litigation. As a result, we face product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it could become increasingly difficult for us to obtain and maintain product liability coverage at a reasonable cost or in amounts sufficient to protect us against potential losses. If we are able to obtain adequate product liability insurance at a reasonable cost a successful product liability claim or a series of claims brought against us could require us to pay substantial amounts that would decrease our profitability, if any.

         On January 29, 2001, the Company was added as a defendant to an action commenced on September 12, 2000 in California Superior Court in Los Angeles County against several other defendants. The complaint alleged that certain defendants, including the Company, incorrectly analyzed the product of a Pap smear procedure performed on one of the plaintiffs. The claim against us has been settled subject to court approval without any material liability to us.

         OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR KEY PERSONNEL.

         We will depend heavily on the principal members of our management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract additional qualified employees, which may be particularly difficult to do in the future. Competition for highly skilled scientific and management personnel is intense, particularly in the geographic areas in which we currently are located, and these resources are scarce relative to the needs of a growing high technology business sector. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling stockholder. All net proceeds will go to the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder is the holder of 400,000 shares of our common stock. We issued these shares in a private placement on July 31, 2001 under a securities purchase agreement with mHoldings Trust and Millennium Pharmaceuticals, Inc. The selling stockholder has not held any position or office with, been employed by, or otherwise had a material relationship with, TriPath Imaging or any of our predecessors or affiliates in the last three years, other than as a stockholder of TriPath Imaging.

         All of the shares offered under this prospectus will be sold by the selling stockholder. The shares are being registered under the Securities Act of 1933, as amended, in order to facilitate the resale of these shares, which the selling stockholder may offer from time to time. See "Plan of Distribution." On August 13, 2001, 37,289,765 shares of our common stock were outstanding. The shares being registered will represent approximately 1.1% of our common stock outstanding as of that date.

         The following table sets forth the name of, and the number of shares of common stock beneficially owned by, the selling stockholder as of August 13, 2001 (including shares which the holder has the right to acquire within sixty
(60) days of such date), the number of the shares to be offered by the selling stockholder pursuant to this prospectus and the number of outstanding shares to be beneficially owned by the selling stockholder after the offering if all of the shares offered in this prospectus are sold by the selling stockholder as described in this prospectus.

                                     Shares          Shares        Shares
                                   Beneficially     Offered      Beneficially
                                      Owned         Pursuant      Owned or
                                     Before          to This    Issuable After
Name of Selling Stockholder (1)    Offering(2)     Prospectus   the Offering(3)
-------------------------------  ----------------  ----------  -----------------
                                 Number   Percent              Number   Percent*
                                 ------   -------              ------   --------
mHoldings Trust                  400,000   1.1%     400,000       0         *

------------
*      Indicates ownership of less than 1%.

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) These shares are based on information provided to us by the selling stockholder.

(3) The numbers in this column assume that the selling stockholder will sell all of the common stock offered for sale under this prospectus. There can be no assurance that the selling stockholder will sell all or any part of the shares offered under this prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholder includes its respective pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. A supplement to this prospectus may be filed naming that successor-in-interest prior to consummating a sale hereunder.

         The selling stockholder may offer the shares of common stock covered by this prospectus from time to time in transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in privately negotiated transactions, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

         The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or a combination of these prices. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling stockholder may sell the shares directly to market makers acting as principals and/or broker-dealers as agents for itself or their customers. If this happens, these broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholder and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation to a particular broker might be in excess of customary compensation).

         We cannot assure that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholder. The selling stockholder and any broker, dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

         We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or The Nasdaq National Market. We will not pay brokerage commissions or taxes associated with sales by the selling stockholder or any legal, accounting and other expenses of the selling stockholder.

         We have agreed with the selling stockholder, subject to certain conditions, to keep the registration statement of which this prospectus constitutes a part effective until July 31, 2002 or, if earlier, such time as all of the shares have been disposed of pursuant to and in accordance with the registration statement.

         We have agreed to indemnify the selling stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, will pass on the validity of the shares of common stock offered by this prospectus. Steven N. Farber, a partner of Palmer & Dodge LLP, is our Secretary.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001.

         o Quarterly Reports on Forms 10-Q for the quarters ended March 31 and June 30, 2001, filed with the SEC on May 15, 2001 and August 14, 2001, respectively.

         o        Current Report on Form 8-K, filed with the SEC on February 2,
                  2001.

         o All other reports, if any, filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since the annual report referred to above.

         o The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 25, 1997 including any amendment or reports filed for the purpose of updating such description.

         We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: TriPath Imaging, Inc., Attn:
James D. Everhart, 780 Plantation Drive, Burlington, NC 27215, (336) 222-9707.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC's Web site at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our Web site at http://www.tripathimaging.com. Our Web site is not part of this prospectus.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This
prospectus is dated        , 2001. You should not assume that the information
contained in this prospectus is accurate as of any date other than that date. Neither the delivery of this prospectus nor the sale of securities creates any implication to the contrary.

                                     PART II

                     Information not required in prospectus

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the securities being registered are as follows:

         SEC registration fee..............................         $520
         Accounting fees and expenses......................      $20,000
         Legal fees and expenses...........................      $10,000
         Printing and photocopying expenses................       $4,000
         Miscellaneous expenses............................       $2,000
                                                                 -------

         Total.............................................      $36,520
                                                                 =======

         All of the above figures, except the SEC registration fee, are estimates, and all of the above expenses will be borne by us. The selling stockholder will bear the costs of its own counsel fees and may also incur fees and expense in connection with the resale of the shares offered under this prospectus.

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court. Article V of our Amended and Restated By-laws provides that the Company shall, to extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article V also provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article NINTH of our Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

Item 16. Exhibits

         See the Exhibit Index immediately following the signature page.

Item 17. Undertakings

         (a) The undersigned registrant hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on August 17, 2001.

                                       TRIPATH IMAGING, INC.

                                       By: /s/ Paul R. Sohmer, M.D.
                                           -------------------------------------
                                           Paul R. Sohmer, M.D.
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX

Number   Description
------   -----------

4.1 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to our Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

4.2      Restated Certificate of Incorporation of the Company. Filed as Exhibit
         3.5 to the Company's Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

4.3 Amended and Restated By-laws of the Company. Filed as Exhibit 3.7 to the Company's Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

5.1      Opinion of Palmer & Dodge LLP. Filed herewith.

10.1 Securities Purchase Agreement dated July 31, 20001, among Millennium Pharmaceuticals, Inc., mHoldings Trust, and the Company filed as
         Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-22885).

23.1     Consent of Counsel (contained in opinion of Palmer & Dodge LLP filed as
         Exhibit 5.1).

23.2     Consent of Ernst & Young LLP. Filed herewith.

24       Power of Attorney. Filed herewith.